Exhibit 99.1

Fabrinet Announces Appointment of John Marchetti as Chief Strategy Officer

BANGKOK, Thailand, January 17, 2012 (BUSINESS WIRE) — Fabrinet (NYSE: FN), a provider of precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that John Marchetti has been appointed the Chief Strategy Officer of Fabrinet USA, Inc., a wholly owned subsidiary of Fabrinet.

Prior to joining Fabrinet, Mr. Marchetti worked as an equity analyst at Cowen & Co. from 2008 to 2011 and Morgan Stanley from 2002 to 2008, specializing in coverage of optical communications equipment, wireline, wireless and enterprise companies. Prior to that, he worked in equity research at Tucker Anthony and Advest, where he covered enterprise software. Mr. Marchetti served as an officer in the United States Marine Corps and earned a Master of Business Administration degree in finance from the University of Connecticut and a Bachelor of Arts degree in political science from Virginia Tech.

“We are delighted to welcome John to the Fabrinet team” said Tom Mitchell, Fabrinet’s Chairman and CEO. “John’s knowledge of our customers, markets and investors will be a valuable addition to our leadership team.”

About Fabrinet

Fabrinet provides precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and sub-systems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: http://www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:

ICR, LLC

Abhi Kanitkar, 617-956-6735

ir@fabrinet.com

or

Media Contact:

Crowley Communications

Pam Crowley, 408-529-9655

pamc@crowleypr.com